Exhibit 10.22

CAL DIVE INTERNATIONAL, INC.

ANNUAL PROFIT SHARING PLAN

This Cal Dive International, Inc. Annual Profit Sharing Plan (the “Plan”) is adopted by Cal Dive International, Inc., a Delaware corporation (the “Company”).  The terms of the Plan have been approved by the Company’s Compensation Committee of the Board of Directors (the “Compensation Committee”) and are as follows:

I.

Purpose

The Plan is designed to increase stockholder value through effective use of performance-based bonus awards, by providing key employees with additional incentives through the grant of cash awards based on the performance of the Company.

II.

Term

The effective date of this Plan is January 1, 2008.  The Plan will remain in effect for successive fiscal years beginning on January 1, 2008 (each, a “Plan Year”), until terminated by the Compensation Committee.

III.

Eligibility

The participants in this Plan (the “Participants”) shall be those employees of the Company who have been selected by the CEO.  To be eligible to participate in the Plan, employees must (a) have been full-time employees with the Company or any of its subsidiaries for at least three months of the Plan Year and (b) remain actively employed on a full-time basis through the payment date for such Plan Year (usually March 15 of the following calendar year).  Directors who are not employees of the Company shall not be eligible to participate in the Plan.

IV.

Change in Eligibility Status

In making decisions regarding the selection of Participants, the CEO may consider any factors that he or she may consider relevant.  However, the following guidelines set forth the general parameters governing eligibility based on the occurrence of the events described below:

(a)

New hire, Transfer, Promotion.  An employee who is hired, transferred or promoted after March 1 of the Plan Year may participate in the Plan on a pro rata basis as of the date the employee was hired, transferred or promoted.  An employee who is hired, transferred or promoted prior to March 1 of the Plan Year may participate based on a full Plan Year with no pro rata deduction.

(b)

Demotion.  An Award will generally not be made to an employee who has been demoted because of performance during the Plan Year.

(c)

Termination.  An Award will generally not be made to any Participant whose services are terminated prior to the bonus payment date for the Plan Year for misconduct, failure to perform or other cause, as determined by management.

(d)

Resignation.  An Award will generally not be made to any Participant who resigns for any reason, including retirement, before the bonus payment date for the Plan Year.  However, in management’s sole discretion, the Participant may be considered for a pro rata Award, provided the Participant otherwise qualifies for the Award.

(e)

Other Changes in Status.  A Participant whose status as an active employee is changed prior to the bonus payment date for the Plan Year for any reason other than the reasons cited above may be considered for a pro rata Award in management’s sole discretion, provided the Participant otherwise qualifies for the Award.  In the event that an Award is made on behalf of an employee who has terminated employment by reason of death, any such payments or other amounts due will generally be paid to the Participant’s estate.

The above guidelines are subject to the terms of any applicable severance or similar agreements.  Nothing in the Plan shall confer any right to any employee to continue in the employ of the Company.

V.

Profit Sharing Bonus Awards

A profit sharing bonus award (an “Award”) shall be based on the Company (or a department or group, as applicable) meeting certain pre-tax income targets (each a “Target”) based on the Company’s financial plan for the relevant Plan Year as approved by the Board of Directors.  For each Plan Year, the Company’s financial plan will include targets for the pre-tax income of the Company as a whole, and any relevant department, business unit or group thereof (each, a “Group”).  A Profit Sharing Bonus Award may be made up of one or both of the following subcomponents:

(a)

the Participant’s Group meeting its pre-tax income target for the Plan Year; and

(b)

the Company as a whole meeting its pre-tax income target for the Plan Year.

For each Plan Year, the CEO (and in the case of the CEO’s and other Executive Officers’ Awards, the Compensation Committee) will determine the maximum potential Award opportunity that may be earned by each Participant under each applicable subcomponent (the “Profit Sharing Pool”).  If the Target for the Group or the Company, respectively, is achieved for the Plan Year, then the relevant subcomponent of the Profit Sharing Pool shall be funded at the rate of $.50 for each $1.00 of pre-tax income earned above the relevant Target.  Each subcomponent of the Profit Sharing Pool shall be funded up to the aggregate of the maximum potential Profit Sharing Awards that may be earned by all eligible Plan Participants under all Profit Sharing Bonus Awards for such subcomponent.  If less than the maximum is funded to a subcomponent of the Profit Sharing Pool (based on the amount by which the applicable actual Group or Company pre-tax income exceeds the relevant Target for the Plan Year), Profit Sharing Pool dollars will be allocated to eligible Participants based on the percentage that each such Participant’s maximum potential Profit Sharing Bonus Award bears to the aggregate maximum potential Profit Sharing Bonus Awards for all eligible Participants.  If the Target for the Group or Company, respectively, is not achieved for the Plan Year, then the relevant subcomponent of the Profit Sharing Pool shall not be funded and there shall be no Awards.

Payments of any Awards will be made by March 15 of the year following the Plan Year.

VI.

Administration of the Plan

Except with respect to the CEO and other Executive Officers, this Plan shall be administered by the Company’s Management.  Management shall have the authority to interpret the provisions of this Plan and make final decisions with respect to the entitlement of any employee to an Award.  Management retains the right to discontinue or amend this Plan at any time.  Management may use discretion to adjust the Award levels to account for events that impact the Participants’ ability to earn the Profit Sharing Bonus Award described in Section V.  The CEO will be responsible for establishing rules and regulations for the day-to-day management of the Plan.  With respect to the CEO and other Executive Officers, the Compensation Committee shall perform all of the actions and duties described in this Section VI.

Nothing in this Plan is to be considered a guarantee of an Award.  The grant of an Award under the Plan shall not constitute an assurance of continued employment.  Any decisions by management or the Compensation Committee, as applicable, are final and binding on all parties.  Payments under the Plan shall be net of an amount sufficient to satisfy any federal, state or local withholding tax liability.  This Plan shall be governed and construed under the laws of the State of Texas.

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